Exhibit 23.1

KPMG LLP
811 Main Street
Houston, TX 77002

Consent of the Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-220018) on Ranger Energy Services, Inc. of our report dated March 22, 2022, with respect to the combined financial statements of The Acquired Basic Business, which report appears in the Form 8-K/A of Ranger Energy Services, Inc. dated March 22, 2022.

/s/ KPMG
Houston, Texas
March 22, 2022